COMMITMENT LETTER

December 2, 2013

Pan Long Company Limited

4th Floor, Harbour Centre

P O Box 613

George Town, Grand Cayman

Cayman Islands, British West Indies

Attention: Shuipan Lin

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Mr. Shuipan Lin (the “Sponsor”), subject to the terms and conditions contained herein, to purchase equity interests of Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Exceed Company Ltd., a business company incorporated under the laws of the British Virgin Islands (the “Company”), Parent, and Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Equity Commitment.

(a) The Sponsor hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the closing of the Merger (the “Closing”), he shall purchase, or shall cause the purchase of, at or immediately prior to the Effective Time, equity interests of Parent (or one or more affiliates of Parent organized to consummate the Merger) for an aggregate cash purchase price in immediately available funds equal to $19,545,858 subject to adjustment pursuant to Section 1(b) below (the “Equity Commitment”), which will be used by Parent solely for the purpose of funding, to the extent necessary to fund, a portion of the aggregate Merger consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, together with related fees and expenses.

(b) The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment specified under Section 1(a) to Parent and/or Merger Sub. In the event Parent does not require the amount of the Equity Commitment specified under Section 1(a) in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement shall be reduced by Parent, to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses.

(c) Prior to the mailing of the Proxy Statement to the Company’s shareholders in accordance with the Merger Agreement, the Sponsor will provide evidence to the Independent Committee’s reasonable satisfaction that the Sponsor has caused the amount of the Equity Commitment to be deposited into a bank account located outside the PRC at a bank that is reasonably satisfactory to the Independent Committee, which amount will remain deposited in such account (and invested in short term U.S. Treasury securities or money market funds whose portfolio is composed of U.S. Treasury securities) until immediately prior to the closing of the Merger and shall be used solely to fund the Sponsor’s purchase of ordinary shares of Parent immediately prior to the closing of the Merger in accordance with the provisions of this letter agreement and the Merger Agreement.

2. Conditions. The Equity Commitment shall be subject only to the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions).

3. Limited Guaranty. The Sponsor is executing and delivering to the Company a limited guaranty related to Parent’s and Merger Sub’s payment obligations with respect to the Parent Termination Fee under the Merger Agreement (the “Limited Guaranty”). Except as otherwise set forth in Section 9.11 of the Merger Agreement, and other than with respect to Retained Claims (as such term is defined under the Limited Guaranty), the Company’s remedies against the Sponsor under the Limited Guaranty (as set forth in and in accordance with the terms of the Limited Guaranty) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its affiliates (or to any Person purporting to claim by or through the Company or any of its affiliates or for the benefit of any of them) against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guaranty) in respect of any claims, liabilities or obligations arising with respect to this letter agreement, the Merger Agreement or the Limited Guaranty and the transactions contemplated hereby and thereby.

4. Enforceability; Third-Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Parent and the Sponsor. This letter agreement may only be enforced by Parent pursuant to the terms hereunder or otherwise pursuant to the Merger Agreement. Subject to the foregoing, (a) none of Parent’s or Merger Sub’s creditors, nor any Person claiming by or on behalf of Parent or Merger Sub or any affiliate of Parent or Merger Sub shall have the right to enforce this letter agreement or to cause Parent or any other Person to seek to enforce this letter agreement against the Sponsor, and (b) nothing in this letter agreement, express or implied, is intended to confer upon any Person other than Parent any rights to enforce or cause Parent and/or Merger Sub to enforce the Equity Commitment or any provisions of this letter agreement or to confer upon any Person any rights or remedies against any Person other than the Sponsor under or by reason of this letter agreement.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Sponsor. Together with the Merger Agreement (including any schedules and exhibits thereto), the Company Disclosure Schedule, the Limited Guaranty, the Contribution Agreement, and the Voting Agreement, if applicable, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law. This letter agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7. Venue. Any dispute, controversy or claim arising out of or relating to this letter agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter agreement) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

8. Counterparts. This letter agreement shall not be effective until it has been executed and delivered by both parties hereto. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This letter agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this letter agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9. Termination. The obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, and (b) the Closing, provided that the Sponsor shall at or prior to the Closing have fully funded and paid to Parent the Equity Commitment.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than the Sponsor (and its permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

11. Representations and Warranties. The Sponsor hereby represents and warrants to Parent that (a) the Sponsor has the authority to execute, deliver and perform this letter agreement; (b) this letter agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and legally binding obligation of the Sponsor, enforceable against him in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (c) the Sponsor has available funds in excess of the Equity Commitment; (d) no action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and (e) the execution, delivery and performance of this letter agreement by the Sponsor do not violate any applicable law binding on the Sponsor or the assets of the Sponsor, or conflict with any material agreement binding on the Sponsor.

12. No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned, except that the Sponsor may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s affiliates; provided, that, any such assignment shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such affiliate. Parent may not assign its rights to any of its affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any transfer in violation of this section shall be null and void.

13. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this letter agreement shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

(a) if to the Sponsor:

Mr. Shuipan Lin

c/oTiancheng Int'l Investment Group Limited

No. 103, Qiancanggong Road

Huatingkou Village
Chendai Town

Jinjiang City

Fujian Province, P.R.China

Facsimile: +86 0595 8206 9999

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

E-mail: Peter.Huang@skadden.com

(b) if to Parent, to:

Pan Long Company Limited

c/oTiancheng Int'l Investment Group Limited

No. 103, Qiancanggong Road

Huatingkou Village
Chendai Town

Jinjiang City

Fujian Province, P.R.China

Attention: Shiupan Lin

Facsimile: +86 0595 8206 9999

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

E-mail: Peter.Huang@skadden.com

[Signature Page Follows]

Sincerely,

_/s/ Shuipan Lin_______________

Shuipan Lin

Agreed to and accepted:

Pan Long Company Limited

By: _/s/ Shuipan Lin_______________

Name: Shuipan Lin

Title: Director

Equity Commitment Letter

Signature Page